As filed with the Securities and Exchange Commission on May 9, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ARCH CAPITAL GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08
Bermuda
(441) 278-9250
(Address of principal executive offices, including zip code)

ARCH CAPITAL GROUP LTD. 2018 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
(Full title of plan)

National Registered Agents, Inc.
111 Eighth Avenue
New York, New York 10011
(855) 685-3513
(Name, address, including zip code, and telephone number, including area code of agent for service)

 Copy to:
Kimberly C. Petillo-Decossard, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b- 2 of the Exchange Act of 1934.

Large accelerated Filer ☑                     Accelerated Filer ☐
Non-accelerated Filer ☐                 Smaller reporting company ☐
(Do not check if a smaller reporting company)            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan, Common shares, $0.0033 par value	11,500,000 shares	$79.42	$913,330,000	$113,709.58

(1)    Plus such additional number of common shares as may be issued under the Company's 2018 Long-Term Incentive and Share Award Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.
(2)    Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the common shares on the Nasdaq Global Select Market on May 7, 2018.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1.     Plan Information.*
ITEM 2.     Registrant Information and Employee Plan Annual Information.*
*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.     Incorporation of Documents by Reference.
The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents.  The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus.  The most recent information that we file with the SEC automatically updates and supersedes more dated information.  We have previously filed the following documents with the SEC and are incorporating them by reference into this Registration Statement:
•                       the description of our common stock contained in our registration statement on Form S-3 filed on November 3, 2017;
•                       our annual report on Form 10-K for the fiscal year ended December 31, 2017;
•                       our quarterly report on Form 10-Q for the quarter ended March 31, 2018;
•                       our current reports on Form 8-K filed on March 2, 2018, March 13, 2018 and March 16, 2018 (as amended on April 11, 2018);
and
•                       to the extent incorporated by reference into our annual report on Form 10-K, our proxy statement for our 2018 Annual Meeting of Shareholders filed on March 28, 2018.
We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all common shares offered have been sold, or that deregisters all common shares then remaining unsold.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities.
Not applicable.
ITEM 5.    Interests of Named Experts and Counsel.
None.
ITEM 6.     Indemnification of Directors and Officers.
Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.
Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law.
Our bye-laws also provide that expenses (including attorneys' fees) incurred by one of our officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us pursuant to Bermuda law.
Our bye-laws also provide that our officers and directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by Bermuda Law.
ITEM 7.     Exemption From Registration Claimed.
Not applicable.
ITEM 8.     Exhibits.
See Exhibit Index immediately preceding the Exhibits.
ITEM 9.    Undertakings.
We hereby undertake:
(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)           That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or person controlling us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen Common Share Certificate (a)
4.2	Certificate of Designations of Series E Non-Cumulative Preferred Shares (b)
4.3	Certificate of Designations of Series F Non-Cumulative Preferred Shares (c)
5	Opinion of Conyers Dill & Pearman Limited regarding the legality of the securities
15	Awareness Letter of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney
99.1	Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan adopted on May 9, 2018 (d)

(a)	Incorporated by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2000, as filed with the SEC on April 2, 2001.

(b)	Incorporated by reference to the Report on Form 8-K of ACGL as filed with the SEC on September 29, 2016.

(c)	Incorporated by reference to the Report on Form 8-K of ACGL as filed with the SEC on August 17, 2017.

(d)	Incorporated by reference to Annex B to the Definitive Proxy Statement on Schedule 14A of the Registrant filed with the SEC on March 28, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on May 9, 2018.

ARCH CAPITAL GROUP LTD.
By:	/s/ Marc Grandisson
Marc Grandisson
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Grandisson
Marc Grandisson	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2018

/s/ Mark D. Lyons
Mark D. Lyons	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	May 9, 2018

/s/ Constantine Iordanou
Constantine Iordanou	Chairman of the Board of Directors	May 9, 2018
*
John L. Bunce, Jr.	Director	May 9, 2018
*
Eric W. Doppstadt	Director	May 9, 2018
*
Laurie Goodman	Director	May 9, 2018
*
Yiorgos Lillikas	Director	May 9, 2018
*
Louis J. Paglia	Director	May 9, 2018
*
John M. Pasquesi	Director	May 9, 2018
*
Brian S. Posner	Director	May 9, 2018
*
Eugene S. Sunshine	Director	May 9, 2018
*
John D. Vollaro	Director	May 9, 2018
*             By Mark D. Lyons, as attorney-in-fact and agent, pursuant to a power of attorney, a copy of which has been filed with the Securities and Exchange Commission as Exhibit 24 to this report.

/s/ Mark D. Lyons
Name: Mark D. Lyons
Attorney-in-Fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Arch Capital Group Ltd., has signed this Registration Statement on Form S-8 in the United States, in the City of Newark, State of Delaware, on May 9, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director